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                                                                    EXHIBIT 99.1



[IGI LETTERHEAD]


Mr. John Ambrose
President, Chief Operating Officer
IGI, Inc.
Wheat Road and Lincoln Avenue
Buena, NJ 08310
                                        February 7, 2001

Dear John:

     Your patience in awaiting this letter is exceeded only by your achievements at IGI after only four months. Congratulations and a belated, but hearty, welcome aboard.

     You will serve as President of the company and Chief Operating Officer, beginning September l, 2000, and will have full responsibilities for all operational aspects of the company's commercial activities. You will report to the Chief Executive Officer.

     Your salary is $175,000 per year. In addition, you received options to purchase 100,000 shares of IGI common stock during 2000 and are eligible for additional grants in the discretion of the Board of Directors. You are entitled to an automobile allowance of $7,200, per year; priority use of the company's other vehicles, and participation in all of the company's benefit plans.

     In addition, the company will pay all healthcare premiums for you and your immediate family.

     You will receive four weeks of paid vacation per year.

     The company and its insurers will indemnify you against Directors and Officer's Liability claims to the maximum extent permitted by Delaware law.

     Lastly, you are entitled to certain benefits in the event of a change in control, described to you in a separate letter which has been approved by the compensation committee of the Board of Directors.

     I took forward with eager anticipation to our continued collaboration and progress. Best of luck.

                                        Very truly yours,

                                        /s/ Robert E. McDaniel

                                        Robert E. McDaniel
                                        Chief Executive Officer